Exhibit 14(a)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 (Registration No. 33-34233, Registration No. 33-46861, Registration No. 33-87614, Registration No. 33-97622, Registration No. 33-97624 and Registration No. 33-39364), of our reports dated June 30, 2008, relating to the consolidated financial statements of Scailex Corporation Ltd. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Report on Form 20-F of Scailex Corporation Ltd.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
June 30, 2008